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                                                                 Exhibit 10.1(k)


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                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT has been entered into this 19th day of September, 1996 between SAUER INC., a Delaware Corporation (the "Company"), and Dr. Klaus Murmann (the "Executive"). Executive is employed as Chairman and Chief Executive Officer of the Company, the Company desires to assure the benefit of Executive's future services, and Executive is willing to commit to render such services, upon the terms and conditions set forth below.

                   It is therefore mutually agreed as follows:

1. Employment. The Company agrees to employ Executive in an executive capacity, and Executive agrees to serve the Company, upon the terms and conditions and for the period of employment hereinafter set forth. Throughout the Employment Period (as hereinafter defined), unless otherwise agreed in writing by Executive and the Company, the Company shall neither demote Executive nor assign to Executive any duties or responsibilities that are inconsistent with his present position, duties, responsibilities and status, provided that a removal of Executive by the Board of Directors of the Company shall entitle the Company to renounce Executive's services to be rendered, the position, duties, responsibilities and status, but not any obligation of the Company resulting from this Agreement which otherwise will remain in force.

      Executive agrees, subject to meeting his responsibilities as Chairman of the German Employers' Association (Prasident der Bundesvereinigung der deutschen Arbeitgeberverbande) or his responsibilities in a comparable office as permitted under Section 12 of this Agreement, that during the Employment Period (as hereinafter defined) he will devote substantially all of each regularly scheduled work day of the Company and substantially all of his efforts to the business of the Company.

2. Employment Period. The term of Executive's employment under this Agreement shall commence as of January 1, 1997, and shall expire, subject to the earlier termination of Executive's employment as hereinafter provided, on December 31, 2001 (the "Employment Period").

3. Compensation. Throughout the Employment Period, the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him under this Agreement:

      (a) A salary at a rate of not less than US-Dollar 450,000 per year payable not less often than monthly.

      (b) Participation in the Company's 1990 Bonus Plan as long as such plan remains in effect, and participation in any future incentive compensation or other bonus plan covering the Company's executive officers.

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      (c)   Participation in the Company's employee benefit plans, policies, practices and arrangements in which Executive is presently eligible to participate or plans and arrangements substituted therefore or in addition thereto, including the individual retirement benefit as restated in Appendix A attached to this agreement, and savings plan, health and dental plan, disability plan, survivor income and life insurance plan or other arrangement (collectively, the "Benefit Plans"). In the event Executive at any time during the Employment Period is not eligible to participate in any Benefit Plan for which Executive was previously eligible or the Company terminates or materially amends any Benefit Plan, the Company shall provide to Executive benefits comparable with those benefits that would have been received by Executive if Executive continued to participate in such Plans.

      (d) Paid vacations in accordance with the Company's vacation policy as in effect from time to time, and all paid holidays given by the Company to its executive officers.

      (e) All fringe benefits and perquisites including without limitation the use of an automobile and the payment by the Company of initiation fees and dues for country clubs, luncheon clubs, or similar facilities in accordance with the Company's policy presently in effect.

4. Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder.

5.    Conditions of Employment. Throughout the Employment Period,

      (a) the Company shall provide an office to Executive the location and furnishings of which shall be equivalent to or better than the office Executive occupies on the date of this Agreement, and

      (b) the Company shall provide secretarial services and other administrative services to Executive which shall be equivalent to or better than the secretarial services and other administrative services provided to Executive on the date of this Agreement.

      Throughout the Employment Period the Company shall only require or assign duties to Executive to be performed within the United States of America during those periods of time for which Executive has obtained a valid work permit from the Immigration Service of the United States of America. During those times when the Executive has not obtained a valid work permit, payments with respect to the compensation in accordance with section 3 of this Agreement will be made by Sauer-Sundstrand GmbH & Co., a partnership established under the laws of the Federal Republic of Germany.

6. Continuation of Compensation and Benefits. If the Company shall fail to observe or perform any covenant or agreement contained in this Agreement to be observed or performed by the Company or if the Company renounces Executive's services pursuant to section 1 of this Agreement, then Executive shall until such time as Executive's Employment Period hereunder would otherwise terminate pursuant to the provisions of section 2 or section 7 of this Agreement, continue to receive all compensation and benefits which the Company has hereinabove in section 3 of this Agreement agreed
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      to pay to and provide for Executive, in each case in the amounts and at the times provided for in section 3 of this Agreement. The parties agree that, in such event, such payments and benefit shall be deemed to constitute liquidated damages for the Company's breach of this Agreement, and the Company agrees that Executive shall not be required to mitigate his damages by seeking other employment or otherwise.

7. Termination. This Agreement shall terminate upon the following circumstances:

      (a) The date of death of Executive during the Employment Period; provided, however that Executive's estate, heirs and beneficiaries shall be entitled to receive the full amount of his salary for the month in which death occurs and all other benefits available to them under the Company's Benefit Plans as in effect on the date of death of Executive;


      (b) the date as of which the Executive elects to terminate this Agreement and to start receiving his individual retirement benefit provided for in section 3(c);


      (c) following conviction of Executive of a felony, the date as of which Executive's right to file an appeal after conviction has expired, or, if Executive files an appeal after conviction, the date as of which the appellate court fails to reverse the conviction, and the Company shall pay Executive his full salary through such date of termination and the Company shall have no further obligations to Executive under this Agreement except with respect to any rights Executive might otherwise have under the Company's Benefit Plans as in effect on the date of termination of Executive; or

      (d) the date as of which the Company elects to terminate this Agreement in accordance with section 10 of this Agreement.


8. Covenant Not to Compete. Without the consent of the Company, Executive shall not at any time during the Employment Period undertake employment as an owner, director, officer, employee or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company or any of its subsidiaries; provided, however, that Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest. For purposes hereof the term "material product or product line of the Company" shall mean any product or product line of the Company or any of its subsidiaries the gross sales of which during any calendar year during the five (5) year period preceding the Executive's undertaking such employment were at least $10 million.


9.    Disclosure of Confidential Information. Without the consent of the
      Company, Executive shall not at any time during the Employment Period disclose to any other business entity confidential information concerning the Company or any of its subsidiaries or the Company's or any of its subsidiaries' trade secrets of which Executive has gained knowledge during his employment with the Company.
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10.   Breach of Section 8 or Section 9. In the event of a breach by Executive of the provisions of section 8 or section 9 of this Agreement, the Company may terminate this Agreement under section 7(c), but only if the Company complies with the following provisions:


      (a) The Company shall provide Executive with written notice of its belief that a breach of section 8 or section 9 of this Agreement has occurred and shall afford Executive sixty (60) days or such longer period as the Company may determine to cure the alleged breach.

      (b) In the event Executive does not cure the breach, the Company shall be required to institute a judicial proceeding to determine whether a breach of section 8 or section 9 of this Agreement has occurred and Executive has not cured such breach.

      (c) This agreement may then be terminated only upon a judicial determination that Executive has breached the provisions of section 8 or section 9 of this Agreement and has failed to cure such breach; provided, however, that this Agreement may not be terminated until either all appellate proceedings have been exhausted or the time within which Executive may appeal an adverse ruling has expired.

11. Litigation Expenses. The Company shall pay to Executive all out-of-pocket expenses, including attorney's fees incurred by Executive in connection with any claim or legal action or proceeding brought under or involving this Agreement, whether brought by Executive or by or on behalf of the Company or by another party; provided, however, the Company shall not be obligated to pay to Executive out-of-pocket expenses, including attorney's fees, incurred by Executive in any claim or legal Agreement if the Company prevails in such litigation.

12. Office at the German Employers' Association. Executive holds the office as chairman of the German Employers' Association (Prasident der Bundesvereinigung der deutschen Arbeitgeberverbande) since December 1986. The Company approves that Executive continues to hold this office or any other office comparable to this office during the Employment Period. The decision to continue the existing office or to enter a comparable new office is at the sole discretion of Executive.

13. Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid if to the Company, to the Board of Directors of Sauer Inc., Attention President and Chief Operating Officer, 2800 East 13th Street, Ames, Iowa 50010, U.S.A., or if to Executive, at Bismarckallee 24, 24105 Kiel, Federal Republic of Germany or to such other address as either party may have previously designated by notice to the other party given in the foregoing manner.

14. Successors. This Agreement may not be assigned by the Company, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.
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15.   Waiver, Modification and Interpretation. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Iowa. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREFORE, the parties hereto have executed this agreement on the day and year first written above.

                                           SAUER INC

                                       By: /s/ Tonio Barlage
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                                       By: /s/ K H Murmann
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